Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 12, 2003, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-113365) and related Prospectus of MediaNews Group, Inc. for the registration of $150,000,000 of 6 3/8% Senior Subordinated Notes due 2014.



/s/ Ernst & Young LLP

Denver, Colorado
March 12, 2004